Registration No. 33-
SECURITIES AND EXCHANGE COMMISSION
	      Washington, D.C. 20549

	FORM S-8
	REGISTRATION STATEMENT UNDER
 THE SECURITIES ACT OF 1933

	                   IRWIN FINANCIAL CORPORATION
	(Exact name of registrant as specified in its charter)
             INDIANA             	   35-1286807
(State or other jurisdiction      	(I.R.S. Employer
of incorporation or organization)	  Identification No.)

	500 Washington Street
	Columbus, Indiana  47201
	(Address of principal executive offices)

	INLAND MORTGAGE CORPORATION
	RETIREMENT AND PROFIT SHARING PLAN
	(formerly the Inland Mortgage Corporation
	Employees' Savings Plan)
	(Full title of the plan)

	Matthew F. Souza
	Irwin Financial Corporation
	500 Washington Street
	Columbus, Indiana  47201
	(Name and address of agent for service)

	                             (812) 376-1020
	(Telephone number, including area code, of agent for service)

	Copies to:

	Stephen J. Hackman
	Ice Miller Donadio & Ryan
	One American Square, Box 82001
	Indianapolis, Indiana 46282

                              		 Proposed    	Proposed
 Title of		                      Maximum     	Maximum
Securities	    Amount            Offering    	Aggregate   	Amount of
to be    	     to be	            Price       	Offering    	Registra-
Registered    	Registered(1)    	Per Share(*) Price(*)    	tion Fee(*)

              	200,000 Shares   	$35.50      	$7,100,000  	$2,448
Common Shares,
without par value
(*)	The registration fee has been calculated pursuant to Rule 457(c) and (h)
based upon the average of the high and low sale prices for the Common Shares on September 8, 1995.

(1)	These are additional shares of the same class, to
be offered pursuant to the same employee benefit plan as those registered pursuant to Registration No. 33-25931 and this registration statement was prepared in accordance with General Instruction E of Form S-8.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

In addition, pursuant to Rule 416(a), the Common Shares registered pursuant to this registration statement shall be adjusted to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Index to Exhibits is located at page 9 in the sequential numbering system. Total pages: 14

<page 2>
	FORM S-8

	Registration Statement under
	The Securities Act of 1933


	IRWIN FINANCIAL CORPORATION

	PART II
	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

The following information heretofore filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference:

(a) The contents of the Registration Statement filed on November 29, 1988 for the Inland Mortgage Corporation Retirement and Profit Sharing Plan (the "Plan"), Registration No. 33-25931, except as otherwise amended, modified or supplemented herein.

(b) The registrant's latest Annual Report on Form 10-K for the year ended December 31, 1994 and the latest annual report of the Plan on Form 11-K for the year ended December 31, 1994, File No. 0-6835.

(c) All other reports filed by the Registrant or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (b) above.

(d) The information set forth under the caption "Description of Common Shares" in the registrant's Registration Statement on Form 10 filed pursuant to Section 12(g) of the Exchange Act (Registration No. 0-6835).

All documents filed by the registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

<page 3>
Item 4.  Description of Securities.

	Not applicable.

Item 5.  Interests of Named Experts and Counsel.

	Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Indiana Business Corporation Law ("BCL") provides that a corporation may indemnify against liability (including amounts paid in settlement) of a person made a party to a proceeding because of the person's service as a director, officer, employee or agent of the corporation if a determination is made by the board of directors, a committee thereof, legal counsel or the shareholders that the person acted in good faith and reasonably believed
(in the case of action taken in the person's official capacity with the corporation) that his or her conduct was in the corporation's best interests or (in all other cases) at least not opposed to its best interests; and, in the case of any criminal proceeding, the person had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe it was unlawful. Directors, officers, employees and agents must be indemnified against reasonable expenses incurred in a proceeding if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. The BCL provides that it is not exclusive of other rights of indemnification that a person may have under the articles of incorporation, bylaws, resolution of the board of directors or shareholders or other authorization of the shareholders, and permits the corporation to purchase insurance on behalf of directors, officers, employees and agents against liability asserted against them in those capacities.

The registrant's Amended Articles of Incorporation provide for indemnification as a matter of right to any director, officer or employee of the registrant who has been successful on the merits of a claim against him, and for indemnification under certain other circumstances where allowed, by the action of disinterested members of the Board of Directors.

The registrant has obtained directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of the registrant and its subsidiaries against certain losses caused by an error, misstatement or misleading statement, wrongful act, omission, neglect or breach of duty by them or any matter claimed against them in their capacities as directors and officers.

Item 7.  Exemption from Registration Claimed.

	Not applicable.

<Page 4>
Item 8.  Exhibits.

	See Index to Exhibits.

The undersigned registrant has received a favorable IRS Determination letter dated December 1, 1988, for the Plan from the Internal Revenue Service ("IRS") and has amended the Plan subsequent thereto. The undersigned hereby undertakes to submit any amendments to the Plan to the IRS in a timely manner and has made or will make any changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs l(i) and l(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

<page 5>
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan's annual report that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(5)	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

<Page 6>
	SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on August 29, 1995.

IRWIN FINANCIAL CORPORATION



By: /s/ William I. Miller
William I. Miller, Chairman of
the Board


	POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints William I. Miller, John A. Nash and
Matthew F. Souza, and each or any of them (with full power to act alone), his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on August 29, 1995 by the following persons in the capacities indicated:



/s/ William I. Miller               	Chairman of the Board of Directors
William I. Miller                   	and Director (Principal Executive
                                    	Officer)

/s/ John A. Nash                    	President, Chairman of Executive
John A. Nash                        	Committee and Director

<Page 7>
/s/ Thomas D. Washburn              	Senior Vice President and Chief
Thomas D. Washburn                  	Financial Officer (Principal
                                     Financial 	Officer)


/s/ Marie C. Strack                 	Vice President and Controller
Marie C. Strack                     	(Principal Accounting Officer)


/s/ Sally A. Dean                   	Director
Sally A. Dean


/s/ David W. Goodrich               	Director
David W. Goodrich


/s/ John T. Hackett                 	Director
John T. Hackett


/s/ William H. Kling                	Director
William H. Kling


/s/ John C. McGinty, Jr.            	Director
John C. McGinty, Jr.


                                    	Director
Irwin Miller


/s/ Lance R. Odden                  	Director
Lance R. Odden


/s/ James T. Sakai                  	Director
James T. Sakai


/s/ Theodore M. Solso               	Director
Theodore M. Solso

<Page 8>
	Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana on the 29th day of August, 1995.

						INLAND MORTGAGE CORPORATION
						RETIREMENT AND PROFIT SHARING
						PLAN BY IRWIN UNION BANK AND
						TRUST COMPANY, TRUSTEE

						By: /s/ David L. Fisher
						David L. Fisher, Senior Vice President - Trust Services

<Page 9>
	IRWIN FINANCIAL CORPORATION
	Registration Statement
	on
	Form S-8

	INDEX TO EXHIBITS

Exhibit Number
Assigned in                                                    Page Number
Regulation S-K		                                               in Sequential
  Item 601         	Description of Exhibit	Numbering System

(4)    4.1           	Specimen certificate for Common Shares.
                      (Incorporated by reference
                      to Exhibit 4(a) to
                      Form 10-K Report for year ended
                      December 31, 1991,  File No. 0-6835).

(5)    5.1           	Opinion of Ice Miller Donadio & Ryan.

       5.2           	IRS determination letter dated
                      December 1, 1988.

(15)                 	No exhibit.

(23)  23.1           	Consent of Ice Miller Donadio & Ryan
                      (Included as a part of Exhibit 5.1).

      23.2           	Consent of Coopers & Lybrand.

(24)  24.1           	Power of Attorney (see Signature Page).

(28)                  No exhibit.

(99)                 	No exhibit.

Exhibit 5.1
September 11, 1995

Board of Directors
Irwin Financial Corporation
500 Washington Street
Columbus, Indiana  47201

Ladies and Gentlemen:

We have acted as counsel to Irwin Financial Corporation, an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 200,000 common shares of the Company (the "Common Shares") which are subject to issuance pursuant to the Inland Mortgage Corporation Retirement and Profit Sharing Plan (the "Plan").

In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate and other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

	1.	the Company's Articles of Incorporation, together with all amendments thereto, certified by the Secretary of State of Indiana on August 9, 1995
 to be a true and complete copy thereof;

	2.	a Certificate of Existence dated August 8, 1995 from the Secretary of
 State of Indiana relating to the Company;

	3.	the Bylaws of the Company as amended to date;

	4.	resolutions relating to the Plan and the Common Shares adopted by the Company's Board of Directors (the "Resolutions");

	5.	a specimen certificate representing the Common Shares;

Board of Directors
Irwin Financial Corporation
September 11, 1995
Page Two


	6.	the Registration Statement; and

	7.	the Plan.


We also have relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or other copies;
(ii) that the Common Shares will be issued pursuant to the terms of the Registration Statement and the Plan; (iii) that the Resolutions will not be amended, altered or superseded before the issuance of the Common Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts before the issuance of the Common Shares.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Company's Common Shares to be originally issued pursuant to the terms of the Plan are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Common Shares have been delivered against payment therefor as contemplated by the Registration Statement and the Plan, the Common Shares that are originally issued purusant to the terms of the Plan will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

Very truly yours,


/s/ Ice Miller Donadio & Ryan

EXHIBIT 5.2
INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR
P.O. Box 2508                                    	DEPARTMENT OF TREASURY
Cincinnati, Ohio 45201

                       						Employer Identification Number: 35-1500627
Date: December 1, 1988	    		File Folder Number: 350005457
					                       	Person to Contact: Catherine Waite
                       						Contact Telephone Number: 513-684-2337
                       						Plan Name:	Inland Mortgage Corporation
                                        Employees Savings Plan
                       						Plan Number: 002
Inland Mortgage Corporation
P.O. Box 40616
Indianapolis, IN  46240


Dear Applicant:

	Based on the information supplied, we have made a favorable determination on your application identified above. Please keep this letter in your permanent records.

	Continued qualification of the plan will depend on its effect in operation under its present form. (See section 1.401(b)(3) of the Income Tax
 Regulations). The status of the plan in operation will be reviewed periodically.

	The enclosed document describes the impact of Notice 86-13 and some events that could occur after you receive this letter that would automatically nullify it without specific notice from us. The document also explains how operation of the plan may affect a favorable determination letter, and contains information about filing requirements.

	This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other Federal or local statutes.

	This determination letter is applicable for the amendment(s) adopted on May 19, 1988.

	This determination letter is applicable for the plan adopted on October 21, 1987.

	If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.


Sincerely yours,

/s/ H.M. Browning

Harold M. Browning
District Director

Enclosures:
Publication 794
PWBA 515

EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

 We consent to the incorporation by reference in the Registration Statement on Form S-8 for the Inland Mortgage Corporation Retirement and Profit Sharing Plan of our report dated January 19, 1995 on our audits of the consolidated financial statements of Irwin Financial Corporation as of December 31, 1994 1993 and for each of the three years in the period ended December 31, 1994.


/s/ Coopers & Lybrand L.L.P.

Indianapolis, Indiana
September 12, 1995